Exhibit 8.1

[—], 2011

North American Financial Holdings, Inc.

9350 South Dixie Highway

Miami, Florida 33156

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of North American Financial Holdings, Inc., a Delaware corporation (“NAFH”), including the proxy statement of Capital Bank Corporation, a North Carolina corporation (“CBKN”), forming a part thereof, relating to the proposed merger of CBKN with and into NAFH.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,